 Calibre Energy, Inc. Announces Closing of Private Placement

WASHINGTON/HOUSTON, March 28, 2006 (BUSINESS WIRE) Calibre Energy, Inc. (OTCBB:CBRE) announced today the closing of a $6,319,400 institutional private placement of 1,580,000 Units. Each Unit is comprised of two common shares of the Company and one common share purchase warrant.

Each Warrant will entitle the holder to acquire one additional common share (at an exercise price of U.S.$2.75 per warrant share) at any time on or before two years following the Closing Date. However, if the trading price of the commons shares equals or exceeds U.S.$4.00 or more for 20 consecutive trading days, then the warrant term shall be automatically reduced to 30 days from the date of initial issuance of a news release by the Company announcing the change to the warrant term.

The Company intends to use to proceeds from this private placement to support the Company's ongoing drilling and leasing activities in the prolific Barnett Shale development in North Texas. Calibre will continue its 2 rig development program throughout 2006 and expects to have at least 2 additional rigs active on its other Barnett Shale acreage beginning July 2006. Recently, Calibre acquired 1,514 net acres in the core area of the Barnett Shale outside of the areas covered by the Reichmann Petroleum and Kerogen Resources joint ventures, its primary partners. The company anticipates that development activities will start on these leases in the third quarter of 2006